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                                                                    EXHIBIT 99.2

                            RESORTQUEST INTERNATIONAL
                              FIRST QUARTER RESULTS
                             MODERATOR: DAN O'CONNOR
                                 APRIL 29, 2003
                                  11:00 AM EDT


OPERATOR: Good morning ladies and gentlemen and welcome to the ResortQuest International first quarter 2003 earnings conference call. At this time all parties have been placed on a listen-only mode, and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to Mr. Dan O'Connor. Sir, the floor is yours.

DAN O'CONNOR, RESORTQUEST: Good Morning and welcome to the ResortQuest International < Company: ResortQuest International; Ticker: RZT; URL: http://www.resortquest.com/ > first quarter 2003 earnings conference call. Before we begin management has asked me to inform you that in keeping with the Securities and Exchange Commission's safe harbor guidelines. Certain statements that might be made during today's conference call could be considered forward-looking statements and are subject to certain risks that could cause actual results to differ materially from those projected. I refer you to the Company's SEC filings for further clarification. Jim Olin, CEO of ResortQuest will begin today's call by updating you on the business strategy process. Mitch Collins, CFO will then provide a detailed analysis of first quarter results and then turn it back to Jim who will review the operational initiatives underway at ResortQuest. Also in attendance today are other members of senior management. We have allotted one hour for today's conference call including the Q&A session that follows. Jim?

JIM OLIN, RESORTQUEST: Thanks Dan. I would like to welcome all of you out there who are joining us today. As you are all aware 2003 got off to a very challenging start particularly in regards to the travel industry. The persistent weakness in the economy combined with two major market anomalies in the forms of the war in Iraq and the SARS outbreak have all contributed to an eventful and unpredictable first quarter. I do believe however that this quarter presented an important challenge to our company on all levels and I would suggest that our success in weathering this quarter provides a strong testament to the quality of the company its management and its business model.

This was a quarter in which for a variety of reasons beyond our control people just didn't travel the way they usually do. This is simply a reality that the travel industry faces from time to time and it serves as a reminder that even more important than a company's ability to thrive in good times is its ability to navigate effectively the prolonged down turns and the unexpected interruptions. I'm proud of the management team for their hard work in maintaining a steady ship throughout and I remain very upbeat about our prospects for the future for there are many positive developments on which to focus. We continue to be enthused by the long term viability of our business model and we have made tangible progress in implementing the various phases of our strategic framework. I will talk more about this later in the call.

I will now turn it over to Mitch Collins to review the financials.

MITCH COLLINS, RESORTQUEST: Thanks, Jim and good morning. I will start by reviewing our first quarter 2003 results. All financial results and comparisons herein reflect both actual and same-store data and also exclude unusual items and other charges recorded in the first quarter of 2002 as well as $300,000 of moving expenses recorded in the first quarter of this year. Please also note that all results and comparisons that I give you now are for the first quarter only.

The Company experienced an 8% decrease in total gross lodging revenues as compared to prior year primarily due to a six-point decrease in occupancy. Total revenue, excluding other revenues from managed properties, decreased $2.8 million or 7% to $37.7 million. Total EBITDA decreased 33% or $2.5 million to $5 million in 2003 from $7.5 million in the first quarter of 2002.

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The Company also experienced a $235,000 increase in depreciating expense that was primarily driven by the depreciation of our new First Resort software product and other IT and web related projects.

The diluted EPS was 5 cents in 2003 as compared to 15 cents in 2002. Our EPS and EBITDA measurements were within the previously disclosed quarterly guidance.

Now let me break down our revenues and EBITDA on a regional basis. Again, each comparison that I give you now is for the first quarter only. The Beach resorts total revenues decreased 12% to $13.5 million from $15.4 million and EBITDA for the Beach resorts decreased 76% to $340,000 primarily due to decreased gross lodging revenues.

Actual gross lodging revenue decreased 18% to $28.1 million in the first quarter of 2003 from $34.4 million in 2002 primarily due to a decline in occupancy and ADR.

Southwest Florida, which is primarily a winter market, experienced a 12-point decline in occupancy during the first quarter due to continued softness in these primarily fly-to markets.

Net real estate commissions in Northwest Florida continue to show resilience by improving $315,000 or 36% over 2002.

Our Hawaii resorts total revenue increased 2% to $6.4 million from $6.3 million for the first quarter of 2003. EBITDA for our Hawaii resorts increased to $2.8 million in 2003 from $2.5 million in 2002.

Actual and same-store gross lodging revenues increased 6% to $39.5 million driven mainly by a 7% increase in ADR. We were pleased to see Hawaii continue to rebound during the quarter as compared to prior year.

The Mountain resorts total revenue declined $750,000 to $15.9 million for the first quarter of 2003, representing a 4% decrease over 2002. EBITDA decreased in the quarter to $5.9 million in 2003 from $7.3 million in 2002 primarily due to a 12% decline in actual and same-store gross lodging revenues to $28.6 million in 2003 from $32.6 million in the first quarter of 2002. This decrease was driven mainly by a 9-point decrease in occupancy.

Total revenues for our Desert resorts decreased 26% to $990,000 in 2003. EBITDA decreased $495,000 to $150,000 in the first quarter of 2003. Same-store gross lodging revenues decreased 32% to $2.5 million driven mainly by decreases in unit count and occupancy due to continued softness in these primarily fly-to markets.

I now want to quickly update everyone on two other aspects of our Company, First Resort Software and the relocation of our corporate office to Destin, Florida. Regarding First Resort, we were extremely pleased to see that entity return to positive cash flow during the first quarter. As you may recall, we restructured First Resort's operations during the fourth quarter of 2002 to shift our focus in delivering a valuable property management software to the smaller to medium sized companies in our space. This restructuring is beginning to bode positive results for the Company. For the first quarter of 2003, First Resort increased total revenues 13% to $750,000 as compared to prior year. EBITDA generated significant improvement to $275,000 from $65,000 a year ago, a 325% increase.

Let me now comment on the company's relocation plan from Memphis, Tennessee to Destin, Florida. As discussed in our fourth quarter 2002 conference call, we're currently relocating our corporate office to Destin in order to leverage our existing infrastructure. To remind everyone, Florida is our largest state in terms of inventory and we are currently the largest employer, other than the U.S. military, in the Destin area. The move is on schedule and during the first quarter we incurred approximately $300,000 in severance and relocation costs for this transition. The total cost of this move is estimated at $800,000 and the Company currently anticipates annual savings of $1 million dollars beginning in the second half of 2003.

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Let me now move to the balance sheet. At March 31, we had $18.4 million in total cash which includes $17.3 million of cash held in trust and $1.1 million of operating cash. Our total outstanding debt was 76 million against a borrowing capacity of $90 million. We ended the quarter in a better liquidity position versus prior year, as evidenced by a lower quarter end debt balance versus March 31, 2002.

At quarter end, our debt to total capitalization ratio remained at consistent levels of approximately 37.5%. Our total assets were approximately $279 million at quarter end. Our deferred revenue and property owner payable items decreased $6.3 million or 11% to $50.4 million. Our total shareholder equity approximated $127 million at quarter end and included diluted shares of 19.3 million.

During the quarter we finalized an amendment with our lenders which should take us to the end of 2003. This amendment required us to pay a fee of $1.3 million or 1.4% for 2003. Including the effect of this fee we expect that our weighted average interest rate will be approximately 10% for 2003.

We have started the process of refinancing our debt, which matures during 2004. It is our intention to refinance all of our debt no later than January 2004 consistent with the maturity terms of our existing credit facility.

Now let me speak for a moment regarding our expectations for this year. We are currently experiencing volatile booking patterns for several reasons. The economy, the war in Iraq and the increased SARS concerns worldwide. For these reasons we are currently not giving further quarterly guidance. We do, however, continue to believe that based on current forecasts our revenues, excluding other revenue from managed properties, will be in the previously disclosed range of $152 to $157 million and that annual EBITDA will be in the $18 to $19 million range.

We are beginning to benefit from what appears to be the end of the Iraqi war but we are cautious in regards to our Hawaii operations due to increased SARS concern. We are keeping a close eye on that situation. We are also seeing positive booking signs, albeit early, that our summer drive-to markets will perform reasonably well in the forthcoming months. Also excluded from these amounts are any expenses to move the Company's headquarters to Destin, Florida, which is estimated to be approximately $800,000.

Now I'm going to turn it over to Jim Olin.

JIM OLIN: Thank you Mitch. As I mentioned earlier, the first quarter was a very challenging one given the numerous issues facing our industry. The economy continues to stagnate while impending war with Iraq caused many customers to delay or altogether drop vacation plans. Most recently another threat surfaced with the SARS epidemic increasing throughout Asia and spreading to other continents. While any one of these issues would have impacted out results the combination of all three things proved to be extremely difficult for our industry. Nevertheless we continue to move on all fronts and have effectively weathered the down turn our sector and positioned resorts to capitalize on any rebound in the travel industry.

During the first quarter we continued to look for ways to make our Company and its operations more efficient. We are on schedule and on budget for the move of our corporate headquarters to Destin, Florida and we expect to see savings from this move starting in the third quarter.

The consolidation of our back end and accounting systems is almost complete and should result in additional efficiencies. Additionally we completed a debt amendment that will enable us to operate with a more stable cost structure.

We expanded and introduced new marketing programs during this quarter. Our ski now/tan later promotional program is in its third quarter of existence and has generated over $1 million in gross lodging revenue so far in 2003. We also introduced our first night free campaign to encourage vacationers to book longer stays at our Florida properties.

In addition we signed a joint venture agreement with Wells Fargo Home Mortgage to offer mortgage and other financial products to our real estate locations throughout Florida. This agreement not only provides


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services to our real estate customers but also provides an additional ancillary source of income for our Company with no capital infusion as well as a way to provide additional benefits to our development partners.

As you heard through Mitch's statistics we're very excited about the reemployment of our First Resort software and target the product to small and medium sized property management companies that make up the majority of the market. In the first quarter we continued to market this program to this audience and the responses we have received from these companies have been positive overall.

We continue to make progress in our developer deal program. The first phase of Bahama Bay's 115 units is now open for business. We have rolled out the first units of Portofino our new exciting destination island resort in Pensacola Beach. Most recently ResortQuest was named manager of two new luxury resorts in Gatlinburg, Tennessee, a $36 million combined project.

Now let me switch gears a bit and update you on the progress we have made in the first quarter regarding the strategic framework we talked about in our year-end conference call. As I mentioned before this framework comprises three main tenants; streamlining and enhancing our services, increasing cross selling amongst our customers and properties and expanding our distribution channels.

First we've implemented several initiatives to streamline and enhance our services. We have begun to standardize homeowner contracts, the reservation process and check-in checkout procedures at all our properties. We`ve also closed our village shared-service center and have merged it into our center at Fort Walton Beach, Florida, a crucial step towards our goal of consolidating and streamlining our activities to give our guests and homeowners a consistent positive experience. In addition we started our very first ever company wide training program with the help of a $320,000 grant from the State of Florida. Our goal for this program is to train our employees to provide the best service and most consistent experience to our customers at every location.

Second, to better understand how we can more effectively cross sell our products to our customers we conducted a customer survey to gauge their thoughts on ResortQuest. The results of this survey were quite positive and encouraging. When asked more than eight out of ten customers reported that they would recommend ResortQuest to a friend. The survey found that most customers patronized ResortQuest because of the quality of the accommodations and service they receive at our properties. We believe that these positive comments indicate that there is a great potential to capture new and repeat business from customers. We're currently beta testing our first ever customer loyalty program whereby our most loyal customers receive maximum benefits for staying at a property.

Lastly, we are continuing to enhance our distribution channels. In the first quarter we became the first supplier of vacation rental property to both Carlson Wagonlit Travel and GIANTS, the Greater Independent Association of National Travel Services. We have also expanded our inventory quantity on Expedia <
Company: Expedia Inc; Ticker: EXPE; URL, Travelocity < Company: Travelocity;
URL: http://www.travelocity.com/ >, and condosaver.com <Company: Condosaver.com;
URL: http://www.condosavers.com/ >.

As we move towards the summer we're seeing good momentum in our drive-to market destinations. The first quarter revenues are primarily fly-to dependent which makes them typically less reliable while the second and third quarters revenues are predominantly generated by drive-to markets.

While it is still early in the booking season for our summer resorts we have seen some positive trends especially in the Northwest Florida market where we have over 3,000 units available. Despite everything that's going on we are cautiously optimistic that as the economy improves and the ending of the war eases fears of traveling we may see a pick up in our industry and a return to a more stable environment.

In short, we're cognizant of both the progress we have made so far and the many more steps we need to take to achieve our strategic objectives. We will continue to focus on growing this business into the finest vacation rental and sales business in the industry. I'll now turn it over to the operator to open it up for questions.
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OPERATOR: Thank you. The floor is now open for questions. If you do have a question please press the numbers one followed by four on your touch-tone telephones at this time. If at any point, if your question has been answered, you may remove yourself from the question queue by pressing the pound key. Once again to ask your question please press one followed by four on your touch-tone telephone at this time. Your first question is from Tom Underwood of Legg Mason.
< Company: Legg Mason Inc; Ticker: LM; URL: http://www.leggmason.com/ > Please state your question.

TOM UNDERWOOD, LEGG MASON INC: Jim and Mitch, I'm just looking for a little bit, I guess more color in terms of what's currently happening in the beach properties. A few things, one you did see a significant or some drop in unit count during the first quarter. I was wondering if that's from any particular locations and what you'd expect for a unit count the rest of the year?

JIM OLIN: Tom, this is Jim. The unit count decrease was, um, predominantly in Southwest Florida which is a winter market and a little bit of the Outer Banks where the (inaudible) contract's coming due. We knew that was coming and we, it was a combination of culling some units plus in Southwest Florida some people took their unit off the program to use it themselves in many ways because of the down turn in Southwest Florida was pretty significant. We do not see that going forward. We seem pretty stable everywhere else including our base now which is starting to turn around and grow as is Southwest Florida.

MITCH COLLINS: Yeah and Tom let me add one comment regarding northwest Florida. For the quarter over quarter period we were up 269 units, about 8.8%.

TOM UNDERWOOD: Okay. Great. And then in terms of, for June, you saw in the June quarter last year a decline in ADR of about 5.6% due to some revenue management decisions and inventory allocation I was wondering what you expect or how things are trending for the June quarter so far.

JIM OLIN: Right now we're looking at much better than prior year and that because we, a lot of it is inventory control and we're doing a lot better of funneling through the discount distribution partners. More of the inventory maybe it's okay to drop the reins on but we're keeping, as we didn't do last year, we're keeping some of the more selective products for rack ready.

TOM UNDERWOOD:  Great.  Thanks a lot.

SPEAKER:  Thank you, Tom.

OPERATOR: Once again to ask your question please press one followed by four on your touch-tone telephone at this time. Your next question is coming from Matt Overton of NAP. Please state your question.

NAP OVERTON: Yeah. Good morning. Could you give any more, provide any more color on the trends on Hawaii which you indicate dropped off in March which you believe is relevant to the SARS outbreak?

JIM OLIN: Matt, this is Jim and then Mitch can follow. About 30% of Hawaii's business is international with a lot of that coming from the Asia market especially in the Waikiki area. We saw some drop off. Because of the way our contracts are there we've been able to mitigate the loss a little bit better than if it had happened let's say in some of the other locations. But we are as of this morning seeing that kind of stabilizing. We're cautiously optimistic as I guess the Orient gets their arms around the SARS problem that we can backfill the Hawaii markets with other locations such as the western part of the United States and so forth. So, um, as of this morning literally when we looked at it it looked like it was stabilizing a little bit. But it was, it took an initial hit because nobody was getting on an airplane.

NAP OVERTON: All right. Okay, uh, secondly then maybe this is for Mitch or for both of you but could you provide any additional color on early discussions with refinancing, potential refinancing partners?

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MITCH COLLINS: Nap, this is Mitch. We've met with several partners pursuing several avenues of a deal. Our preference would be that during the summer months just to start out a road show shooting for some type of senior placement, a private placement with an overlap of a credit facility, but we are exploring all options. But that would be our initial preference right now.

NAP OVERTON:  Okay.

NAP OVERTON: Can you disclose or can you tell me what real estate commission dollars were for the total firm for the quarter?

MITCH COLLINS:  Uh,

NAP OVERTON:  The net real estate commissions?

MITCH COLLINS: Hold on real quick and we can grab that. I can tell you about high end versus lower end. Uh, we had about $3 million in real estate commissions for the year quarter over quarter. That's a $210,000 dollar increase, 6.8% and it's really, in offset you have a little bit of a declination in our high end markets of about $160,000 that was offset primarily by what was happening in northwest Florida which is that condominium and home product that's more the $200,000 to $500,000 dollar range on average. That had about a $315,000, increase and the rest of the real estate was relatively flat, about $60,000 year over year. But overall, Nap, it went from $3.3 million versus prior year of $3.1 million.

JIM OLIN: Nap, this is Jim, the mid-level stuff like Mitch said is doing very, very well. The higher end stuff is just not incurred yet. We have an enormous listing base. Our agents have done a great job in these high end markets in maintaining some really, really good listings which is what you've got to do when you're in that down turn so that when it starts to move up you've got them all. But it has not taken off yet, especially in Aspen and Nantucket and even some areas of Southwest Florida where all three are in a very high-end market. The mid-level markets been doing great and where the financing, where people are looking for financing and so forth are doing quite well.

NAP OVERTON: Okay. There's one final thing and you may have already answered this question actually, but, you know, Northwest Florida, I believe your press release talks about occupied room nights being down 6% year over year, maybe it's the three things you've already talked about but that seems like a pretty significant, that is a very significant decline versus last year. Do you expect that to reverse in the June quarter?

MITCH COLLINS: Nap, this is Mitch. We do in fact; the declination in occupied nights is really a fundamental two-part equation. First, the winter period there is a lot of what we call "snowbirds" that will come down and do long-term rentals from a lot of the north and northeastern states. They didn't come in quite the capacity they came in the prior year and the second point was the fact that last year in March, Easter was in March last year and it is in April this year. So those two points caused the declination in occupied nights and we definitely see that turning in the Q2 period as of right now.

NAP OVERTON:  Thank you.

MITCH COLLINS:  Sure.

OPERATOR: Once again if you do have a question please press one followed by four on your touch-tone telephone at this time. There are no further questions at this time. I would like to turn the floor back over to the Speakers for any closing or final comments.

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JIM OLIN: This is Jim. I just want to thank everybody for being on the call and look forward to next quarter call and some more positive news. Thank you.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.